Exhibit 12


                                THE COCA-COLA COMPANY AND SUBSIDIARIES

                         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                    (In millions except ratios)

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                          Three Months
                             Ended               Year Ended December 31,
                            March 31,   ------------------------------------------------
                              1999      1998      1997      1996      1995      1994
                              ----      ----      ----      ----      ----      ----
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles     $ 1,082     $ 5,198   $ 6,055   $ 4,596   $ 4,328   $ 3,728

 Fixed charges                   88         320       300       324       318       236

 Adjustments:
  Capitalized
   interest, net                 (4)        (17)      (17)       (7)       (9)       (5)

  Equity (income) loss,
   net of dividends              99          31      (108)      (89)      (25)       (4)
                            --------    --------  --------  --------  --------  --------

 Adjusted earnings          $ 1,265     $ 5,532   $ 6,230   $ 4,824   $ 4,612   $ 3,955
                            ========    ========  ========  ========  ========  ========


FIXED CHARGES:

 Gross interest
  incurred                  $    81     $   294   $   275   $   293   $   281   $   204

 Interest portion of
  rent expense                    7          26        25        31        37        32
                            --------    --------  --------  --------  --------  --------

 Total fixed charges        $    88     $   320   $   300   $   324   $   318   $   236
                            ========    ========  ========  ========  ========  ========

 Ratios of earnings
  to fixed charges             14.4        17.3      20.8      14.9      14.5      16.8
                            ========    ========  ========  ========  ========  ========

        At March 31, 1999, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $395 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that our Company will be required to satisfy the guarantees.

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